Exhibit 10.5

Supply Agreement

between

INFAR

and

AXCAN PHARMA INC.

THIS SUPPLY AGREEMENT (the “Agreement”) dated the 16th day of September 2008.

B E T W E E N:

INFAR

a corporation existing under the laws of Spain,

Ctra. N-II, Km. 680.6

08389 Palafolls

Barcelona, Spain

(hereinafter referred to as “INFAR”),

- and -

AXCAN PHARMA INC.

a corporation existing under the laws of Canada,

597, Laurier Boulevard

Mont-Saint-Hilaire, Quebec J3H 6C4

Canada

(hereinafter referred to as “AXCAN”).

PREAMBLE

WHEREAS AXCAN is a leading specialty pharmaceutical company that develops, manufactures, markets and distributes a broad line of gastrointestinal (GI) finished products primarily in North America and Europe;

WHEREAS INFAR is a supplier of mesalamine USP/EP and its mission is to provide highest quality ingredients made under cGMP at competitive prices;

Whereas AXCAN is involved in the commercialization of rectal suppositories and tablets containing mesalamine and has a demand for the drug substance;

Whereas INFAR wishes to supply mesalamine on an exclusive basis to AXCAN in and for the Territory, for use in and for sales of suppositories, tablets and other products sold by Axcan in and for the Territory, under the terms and conditions as described herein;

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THIS AGREEMENT WITNESSES THAT in consideration of the rights conferred and the obligations assumed herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), and intending to be legally bound the parties agree as follows:

ARTICLE 1 - INTERPRETATION

1.1	Definitions

The following terms shall, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Active Pharmaceutical Ingredient” or “API” is mesalamine USP (and/or EP, as applicable), manufactured in accordance with the DMF, and the Specifications;

“Affiliate” means:

(a)	a business entity which owns, directly or indirectly, a controlling interest in a party to this Agreement, by stock ownership or otherwise; or

(b)	a business entity which is owned by a party to this Agreement, either directly or indirectly, by stock ownership or otherwise; or

(c)	a business entity, the majority ownership of which is directly or indirectly common to the majority ownership of a party to this Agreement;

“API Value” means the dollar value for the API as specified in Schedule A hereto and for the purposes specified in Article 4;

“Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in the province of Quebec, Canada or in Barcelona, Spain;

“cGMPs” means current Good Manufacturing Practices as described in:

(a)	Division 2 of Part C of the Food and Drug Regulations (Canada); and

(b)	Parts 210 and 211 of Title 21 of the United States Code of Federal Regulations,

together with the latest Health Canada and FDA guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time;

“Deficiency Notice” shall have the meaning ascribed thereto in Section 5.2(a);

“Effective Date” means the date first hereinabove mentioned;

“Facility” means the manufacturing facility of INFAR, located at Ctra. N-II, Km. 680.6, 08389 Palafolls in Spain, where manufacturing of the APls is under this Agreement shall take place;

“FDA” means the United States government department known as the Food and Drug Administration; ·

“Firm Orders” has the meaning specified in Section 5.1 (b);

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“Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, trade secrets, inventions, copyright, industrial designs, know-how;

“Minimum Quantity” means a standard batch size of API to be manufactured and ordered.

“Quality Agreement” means the agreement to be entered into between INFAR and AXCAN and setting out the quality assurance standards to be applicable by INFAR and the sharing of operational responsibilities between INFAR and AXCAN, which agreement shall be referred to hereto as Schedule B;

“Specifications” means the file, which is agreed upon by AXCAN and INFAR, including, without limitation:

(a)	written specifications for the Active Pharmaceutical Ingredient, including density;

(b)	specifications described in the US Pharmacopeia and filed with the FDA;

(c)	packaging specifications;

(d)	shipping and storage requirements;

(e)	all environmental, health and safety information relating to the API, including material safety data sheets, all as updated, amended and revised from time to time by AXCAN in accordance with the terms of the Agreement; and

(f)	any other technical information necessary to carry out the contracted operations correctly in accordance with the marketing authorisation and any other legal requirements.

all as updated, amended and revised from time to time by AXCAN in accordance with the terms of this Agreement;

“Territory” means the geographic area of the United States and Canada;

“Third Party Rights” means the Intellectual Property of any third party;

“Year” means, in the case of the first Year of this Agreement, a period commencing as and from the Effective Date and terminating on December 31st, 2008, and thereafter a twelve-month period commencing upon completion of the immediately preceding Year.

1.2	Currency

Unless otherwise indicated, all monetary amounts are expressed in this Agreement in Euros.

1.3	Sections and Headings

The division of this Agreement into Articles, sections, subsections and Schedules and the insertion of headings are for convenience of reference only and shall not affect the

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interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section or Schedule to this Agreement. In this Agreement, the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and not to any particular part, Section, Schedule or the provision hereof.

1.4	Singular Terms

Except as otherwise expressly provided herein or unless the context otherwise requires, all references to the singular shall include the plural and vice versa.

1.5	Schedules

The following Schedules are attached to, incorporated in and form part of this Agreement:

Schedule A - Active Pharmaceutical Ingredients and Pricing

Schedule B - Quality Agreement

ARTICLE 2 - INFAR’S OBLIGATIONS

INFAR AGREES TO SUPPLY MESALAMINE USP/EP (AS APPLICABLE) TO AXCAN ON AN EXCLUSIVE BASIS IN AND FOR THE TERRITORY, FOR USE IN AND FOR SALES OF SUPPOSITORIES, TABLETS OR OTHER PRODUCTS SOLD BY AXCAN IN AND FOR THE TERRITORY.

2.1	Standard of Performance

INFAR shall provide the API in accordance with; (i) the current Drug Master File (DMF); (ii) the Specifications and cGMPs; and (iii) any other terms and conditions provided in the Quality Agreement. INFAR shall assure continued updates of Drug Master Files with the appropriate regulatory agencies in the Territory.

2.2	Services Requirements

(a)	Account Management. Each of AXCAN and INFAR will assign representatives to manage this contract at the following levels:

(i)	Executive Sponsors: Top-level executives from both parties will be assigned to monitor this Agreement and interact with key personnel as needed.

(ii)	Account Managers (AXCAN’s Director of Procurement, INFAR’s Account Director and representatives of the company distributing the API, as the case may be) and to monitor and implement this Agreement, and work on continuous improvement initiatives and on new API introductions. Account Managers will schedule periodic meetings to review, among other things, quality, technical, procurement and service issues.

(iii)	Designated Customer Service Representatives (CSR) to manage purchase orders, shipments, invoice issues and any other activities relating to AXCAN’s account that is not managed by the Account Managers.

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2.3	Continuous Improvement

Both parties will attempt to identify continuous improvement opportunities and present it at business reviews. The parties will evaluate the opportunity of implementing such opportunities and advise accordingly. Improvement opportunities revolve around lead-time, cost (including component procurement cost), efficiency and quality. It is agreed that necessary upfront investment and benefits resulting from such improvements will be shared in proportions to be agreed upon on a project-by-project basis.

ARTICLE 3 - AXCAN’S OBLIGATIONS

3.1	Payment.

Pursuant to the terms of this Agreement, AXCAN shall pay for the API according to the pricing specified in Schedule A hereto (such pricing being subject to adjustment in accordance with the terms hereof).

3.2	Volume.

Pursuant to the terms of this Agreement and in acknowledgement of the exclusivity defined hereabove in Article 2, [*].

3.3	Additional Volume.

Pursuant to the terms of this Agreement, and in acknowledgement of the exclusivity defined hereabove in Article 2, AXCAN shall use commercially reasonable efforts to help qualify INFAR for the supply of mesalamine USP/EP (as applicable) for AXCAN’s 500 mg mesalamine tablets products in Canada, taking into consideration that such qualification excludes clinical trials. AXCAN shall act in good faith and use commercially reasonable efforts to collaborate with INFAR for this qualification, including for engineering trials, validation batches, stability studies on the finished product, analytical testing and preparation of filing to Health Canada. INFAR shall timely provide all reasonably required efforts, documentation and support with respect thereof and, without limitation, shall allow and participate in any required audit. Should INFAR become duly qualified as a supplier of mesalamine USP I EP in Canada for AXCAN’s 500 mg mesalamine tablets products, in acknowledgement of the exclusivity defined above in Article 2 and INFAR’s efforts, [*].

ARTICLE 4 - PRICING

4.1	Pricing

The pricing for the API provided pursuant to the terms of this Agreement during any Year of this Agreement is specified in Schedule A.

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4.2	[*]

4.3	Adjustments Due to Technical Changes

Amendments to the Specifications requested by AXCAN will only be implemented following a technical and cost review by INFAR and are subject to AXCAN and INFAR reaching agreement as to revisions, if any, to the pricing specified in Schedule A necessitated by any such amendment, as the case may be. If AXCAN accepts a proposed pricing change, the proposed change in the Specifications shall be implemented, and the pricing change shall become effective only with respect to those orders of API that are manufactured in accordance with the revised Specifications.

ARTICLE 5 - ORDERS, FORECASTS, API DEFICIENCIES, RECORDS,

INSPECTION AND ACCESS

5.1	Orders and Forecasts

AXCAN shall provide INFAR with the following:

(a)	concurrent with the execution of this Agreement, a written non-binding eighteen (18) months forecast of the volume of the API that AXCAN then anticipates will be required. Such forecast will be updated by AXCAN monthly on a rolling eighteen (18) month basis and provided to INFAR no later than the 15th day of each month;

(b)	firm written orders (“Firm Orders”) for the API to be produced and delivered to AXCAN on a date not less than the necessary lead time to schedule and manufacture such API (12 weeks unless otherwise mutually agreed upon in writing), calculated from the date that the Firm Order is submitted;

(c)	on or before March 1st in each Year commencing on March 1st 2009, and for investment evaluation purposes only, AXCAN, if possible, shall provide INFAR with a written non-binding five year forecast of the volume of each API AXCAN then anticipates will be required to be produced and delivered to AXCAN during the five year period; and

(d)	shipment instructions.

5.2	API Deficiencies

(a)	Inspection. AXCAN shall have the material manufactured by INFAR tested upon receipt thereof and, within sixty (60) days, shall give INFAR written notice (a “Deficiency Notice”) for APIs that deviate from the Specifications or cGMPs. Should AXCAN fail to provide INFAR with written notice of its acceptance or rejection of the delivery within sixty (60) days of receipt of a delivery of APIs, unless reasonably beyond AXCAN’s immediate control, then the delivery shall be deemed to have been accepted by AXCAN on the sixty-first day after delivery.

(b)	API Rejection. AXCAN has the right to reject and return, at the expense of INFAR, any portion of any shipment of APIs that deviates from the Specifications or cGMPs, without invalidating any remainder of such shipment, to the extent that such deviation arises from INFAR’s failure to provide the API in accordance with this Agreement.

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5.3	Records and Accounting by INFAR

INFAR shall keep records of the manufacture, testing and shipping of the API, and retain samples of such API as are necessary to comply with manufacturing regulatory requirements applicable to INFAR, as well as to assist with resolving API complaints and other similar investigations. Copies of such records and samples shall be retained for a period of one year following the date of API expiry, or longer if required by law. AXCAN is responsible for retaining samples of the API necessary to comply with the legal/regulatory requirements applicable to AXCAN.

5.4	Inspection

AXCAN may inspect INFAR reports and records relating to this Agreement during normal business hours and with reasonable advance written notice, provided a INFAR representative is present during any such inspection. INFAR shall promptly notify AXCAN of any inspections by any governmental agency involving the API.

5.5	Access.

INFAR shall provide AXCAN with reasonable access at mutually agreeable times, no more than once per Year unless for cause, to any of its Facility in which the API is manufactured, stored, handled or shipped in order to permit AXCAN’s verification of INFAR’s compliance with the terms of this Agreement and with all applicable laws and regulations. For greater certainty, the right of access provided in this Section 5.5 shall not include a right to access or inspect INFAR’s financial records.

ARTICLE 6 - TERM AND TERMINATION

6.1	Initial Term

This Agreement shall enter into force between the parties as of the Effective Date and shall continue for a period of five (5) Years (the “Initial Term”) unless terminated earlier by one of the parties as provided herein. This Agreement shall automatically be renewed in increments of twenty-four (24) months at the expiration of the Initial Term and any renewal period, as the case may be, unless a written notice of non-renewal is sent at least twelve (12) months before the expiration of the ongoing term. New business shall be negotiated and mutually agreed upon on an ad-hoc basis and shall be formalized on an addendum to this contract.

6.2	Termination for Cause

(a)	Either party at its sole option may terminate this Agreement upon written notice in circumstances where the other party has failed to remedy a material breach of

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any of its representations, warranties or other obligations under this Agreement within thirty (30) days following receipt of a written notice (the “Remediation Period”) of said breach that expressly states that it is a notice under this Section 6.2(a) (a “Breach Notice”).

(b)	Either party at its sole option may immediately terminate this Agreement upon written notice, without prior advance notice, to the other party in the event that (i) the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by such other party; or (iii) this Agreement is assigned by such other party for the benefit of creditors.

(c)	AXCAN may terminate this Agreement as to any API upon ninety (90) days’ written notice in the event that any governmental agency takes any action, or raises any objection, that prevents AXCAN from purchasing, using or commercializing such API.

(d)	AXCAN may terminate this Agreement upon sixty (60) prior days’ written notice if recurring quality or compliance difficulties with the API and affecting the manufacturing of the associated finished product occur. Recurring difficulties are defined as severe and repetitive or intermittent issues on the lots produced over a period of twelve (12) months and preventing from manufacturing the finished product. It is noted that INFAR shall deploy all reasonable efforts to resolve such difficulties as fast as possible. Paragraph (a) above, however, may apply to the individual difficulty.

6.3	Obligations on Termination

If this Agreement expires or is terminated in whole or in part for any reason, then AXCAN shall take delivery of and pay for all undelivered APIs that are manufactured and/or packaged pursuant to a Firm Order, at the price in effect at the time the Firm Order was placed. Any termination or expiration of this Agreement shall not affect any outstanding obligations or payments due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the parties may have under this Agreement and it shall not effect the coming into force or the continuance in force of any provision hereof which is expressly or by implication intended to come into or continue in force on or after such termination. For greater certainty, and without prejudice to the generality of the foregoing, termination of this Agreement for any reason shall not affect the obligations and responsibilities of the parties pursuant to Article 9, all of which survive any termination.

ARTICLE 7 - REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1	Authority

Each party covenants, represents and warrants that it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.

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7.2	Permits

INFAR shall, for the whole term of this Agreement, obtain and maintain all necessary permits, licenses and registrations required for it to perform its obligations to AXCAN under this Agreement. AXCAN shall be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals in respect of the API or the Specifications, including, without limitation, all marketing and post-marketing approvals.

7.3	Compliance with Laws

Each party, in connection with its performance under this Agreement, shall comply with all applicable laws, rules, regulations and orders.

7.4	Warranty

INFAR represents and warrants that it will deliver API complying with the DMF, the Specifications and cGMPs.

ARTICLE 8 - REMEDIES AND INDEMNITIES

8.1	Consequential Damages

Under no circumstances whatsoever shall either party be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for any liability, damage, costs or expense of any kind incurred by the other party of an indirect or consequential nature.

8.2	Limitation of Liability

Except in circumstances where INFAR has failed to provide the API in accordance with this Agreement, INFAR shall not be liable nor have any responsibility for any deficiencies in, or other liabilities associated with, the finished product containing the API, including, without limitation, the costs and expenses of any recall of the finished product that (i) relates to the safety, efficacy or marketability of the finished product or any distribution thereof; (ii) is caused by actions of third parties occurring after the API is shipped by INFAR pursuant to AXCAN’s instructions including, without limitation, any acts or omissions of AXCAN’s third party laboratory; (iii) is caused by deficiencies with respect to the part of the Specifications not provided by INFAR; or (vi) is due to any other breach by AXCAN of its obligations under this Agreement.

8.3	Indemnification by INFAR

Subject to Sections 8.1 and 8.2, INFAR agrees to defend, indemnify and hold AXCAN, its officers, employees and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) resulting from, or relating to any claim of infringement or alleged infringement of any Third Party Rights in respect of the API, and any claim of personal injury or any damage to the extent that such injury or damage is the result of a breach of INFAR’s representation and warranties contained herein or a failure by INFAR to provide the API in accordance with this Agreement,

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except to the extent that any such losses, damages, costs, claims, demands, judgments and liability are due to the negligence or wrongful act(s) of AXCAN, its officers, employees or agents or Affiliates or a breach by AXCAN of its obligations under this Agreement.

In the event of a claim, AXCAN shall: (a) promptly notify INFAR of any such claim; (b) use commercially reasonable efforts to mitigate the effects of such claim; and (c) reasonably cooperate with INFAR in the defence of such claim.

8.4	Indemnification by AXCAN

Subject to Section 8.1, AXCAN agrees to defend, indemnify and hold INFAR, its officers, employees and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) resulting from, or relating to any claim of personal injury or property damage to the extent that such injury or damage is the result of a breach of any of AXCAN’s representations and warranties contained herein, or of deficiencies with respect to the Specifications, the safety or efficacy of the finished product except to the extent that any such losses, damages, costs, claims, demands, judgments and liability are due to the negligence or wrongful act(s) of INFAR, its officers, employees or agents or a breach by INFAR of its obligations under this Agreement.

In the event of a claim, INFAR shall: (a) promptly notify in writing AXCAN of any such claims; (b) use commercially reasonable efforts to mitigate the effects of such claim; and (c) reasonably cooperate with AXCAN in the defence of such claim.

ARTICLE 9 - CONFIDENTIALITY

9.1	Confidentiality

(a)	During the term of this Agreement and after termination or expiration of this Agreement for any reason the Receiving Party:

(i)	shall keep the Confidential Information confidential;

(ii)	may not disclose the Confidential Information to another person except with the prior written consent of the Disclosing Party or in accordance with sections 9.1 (b) and (c); and

(iii)	may not use the Confidential Information for a purpose other than the performance of its obligations under this Agreement.

(b)	During the term of this Agreement the Receiving Party may disclose the Confidential Information to its employees (a “Recipient”) to the extent that it is reasonably necessary for the purposes of this Agreement.

(c)	The Receiving Party shall ensure that each Recipient is made aware of and complies with all the Receiving Party’s obligations of confidentiality under this Agreement as if the Recipient was a party to this Agreement.

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(d)	Sections 9.1 (a) to (c) do not apply to Confidential Information which:

(i)	is at the date of this Agreement or at any time after the date of this Agreement comes into the public domain other than through breach of this Agreement by the Receiving Party or a Recipient;

(ii)	can be shown by the Receiving Party to the Disclosing Party’s reasonable satisfaction to have been known by the Receiving Party before disclosure by the Disclosing Party to the Receiving Party; or

(iii)	subsequently comes lawfully into the possession of the Receiving Party from another.

(e)	For the purposes of this section, “Confidential Information” means all information of a confidential nature disclosed (whether in writing, orally or by another means and whether directly or indirectly) by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) whether before or after the date of this Agreement including, without limitation, information relating to the Disclosing Party’s products, operations, processes, plans or intentions, product information, know-how, design rights, trade secrets, market opportunities and business affairs.

9.2	Ownership Rights

Each party agrees that it shall not claim to have any rights, title or ownership in the Confidential Information of the other party or any discoveries or inventions or improvements based on or derived from the Confidential Information, and that rights, title and ownership in such Confidential Information of the other party or any discoveries or inventions or improvements based on or derived from said Confidential Information shall vest with the other party. Without limiting the generality of the foregoing, the AXCAN technology and all Intellectual Property rights of AXCAN related thereto shall form part of AXCAN’s Confidential Information. INFAR therefore agrees to promptly disclose to AXCAN any discoveries, or inventions or improvements based on or derived from AXCAN’s Confidential Information (“Invention”). INFAR agrees to assign (and does hereby assign) to AXCAN, the sole and exclusive ownership in all such Invention and to sign all documents and do all things required to give effect thereto. This provision is without prejudice to INFAR’s obligations under section 9 of the Agreement and under no circumstances can INFAR use AXCAN’s Confidential Information to pursue the development or commercialization of the Invention or disclose or interest a third party into such Invention.

9.3	No Trademark Rights

Except as otherwise specifically provided for herein, no right, express or implied, is granted hereby to a party to use in any manner the name or any other trade name or trade mark of the other party.

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ARTICLE 10 - DISPUTE RESOLUTION

10.1	Disputes

In the event of any dispute arising out of or in connection with this Agreement, the parties shall first try to solve it amicably. In this regard, any party may send a notice of dispute to the other, and each party shall appoint, within ten (10) Business Days from receipt of such notice of dispute, a single representative having full power and authority to solve the dispute. The representatives so designated shall meet as necessary in order to solve such dispute. If these representatives fail to solve the matter within one month from their appointment, or if a party fails to appoint a representative within the ten (10) Business Day period set forth above, such dispute shall immediately be referred to the Chief Financial Officer or Chief Executive Officer (or such other officer as they may designate) of each party who will meet and discuss as necessary in order to try to solve the dispute amicably.

Should the parties fail to reach a resolution under this Section 10.1, the matter shall be settled by binding arbitration in Lausanne, Switzerland in accordance with the provisions of this Article 10, thereby excluding all recourses to any court of law whatsoever, except for the purpose of filing the award, obtaining an order of enforcement for seeking provisional measures before or during arbitration, such as injunctions, as the case may be, or for the purpose of rendering the award executory. The dispute, controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be determined by arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules (unless this section 10 provides otherwise), and the arbitration shall be conducted in English. The decision of the arbitrator(s) is final and binding on both parties.

10.2	Prior Notice-Single Arbitrator

It shall be a condition precedent to the right of any party to submit a matter to arbitration pursuant to the provisions hereof to give not less than ten (10) days prior written notice to the other party of its intention to do so. During that ten (10) days delay, the parties shall endeavour to jointly appoint a single arbitrator. In the event the dispute is of a technical, operational or scientific nature, the parties shall jointly appoint a mutually acceptable expert with adequate experience and expertise with respect to the subject matter of the dispute. Upon the expiration of such ten (10) day period, and if the parties have failed to appoint a single arbitrator, the party who has given such notice may proceed to refer to dispute the arbitration as provided herein.

10.3	Arbitrators

The party entitled to refer a matter to arbitration shall proceed by appointing one (1) arbitrator and notifying the other party of such appointment. The other party shall, upon receiving such notice, appoint a second arbitrator, and the two (2) arbitrators shall, within fifteen (15) days of the appointment of the second arbitrator, agree to the appointment of a third arbitrator who will act with them and be chair of the panel. In the event the dispute is of a technical, operational or scientific nature, the third arbitrator shall have adequate experience and expertise with respect to the subject matter of the dispute. In the event that either party shall fail to appoint an arbitrator within thirty (30) days after the commencement of the arbitration proceeding, the arbitrator shall be appointed by a judge. In the event of the failure of said two

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(2) arbitrators to agree within sixty (60) days after the commencement of the arbitration proceeding upon the appointment of the chairman, the chairman shall also be appointed by a judge of the Swiss Federal Court, Lausanne on the application of either party.

10.4	Expenses

The expenses of each party, including legal and accounting fees, if any, with respect to the arbitration, shall be borne by such Party, except to the extent otherwise directed by the arbitrator(s). The arbitrator(s) shall designate the party to bear the expenses of the arbitrator(s) or the respective amounts of such expenses to be born by each party.

ARTICLE 11 - MISCELLANEOUS

11.1	Intellectual Property

AXCAN and INFAR hereby acknowledge that neither party has, nor shall it acquire, any interest in any of the other party’s Intellectual Property unless otherwise expressly agreed to in writing. Each party agrees not to use any Intellectual Property of the other party, except as specifically authorized by the other party or as required for the performance of its obligations under this Agreement.

11.2	Insurance

Each party shall maintain commercial general liability insurance, which adequately covers the obligations of that party under this Agreement through the term of this Agreement, which insurance shall afford limits of not less than [*] per occurrence and per Year in the aggregate, as well as adequate products liability and property insurance. If requested each party will provide the other with a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date and the limits of liability. The insurance certificate shall further provide for a minimum of thirty days’ written notice to the insured of a cancellation of, or material change in, the insurance.

11.3	Independent Contractors

The parties are independent contractors and this Agreement shall not be construed to create between INFAR and AXCAN any other relationship such as, by way of example only, that of employer-employee, principal-agent, joint-venturer, co-partners or any similar relationship, the existence of which is expressly denied by the parties hereto.

11.4	No Waiver

Either party’s failure to require the other party to comply with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement.

11.5	Assignment

INFAR may not assign this Agreement or any of its rights or obligations hereunder except with the written consent of AXCAN, such consent not to be unreasonably withheld. For

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greater certainty, INFAR may arrange for subcontractors to perform specific services arising under this Agreement provided that INFAR remains responsible to AXCAN under this Agreement.

AXCAN may assign this Agreement or any of its rights or obligations hereunder without approval from INFAR; provided, however, that AXCAN shall give prior written notice of any assignment to INFAR and that any assignee shall covenant in writing with INFAR to be bound by the terms of this Agreement.

Notwithstanding the foregoing provisions of this Section 11.5, either party may assign this Agreement to any of its Affiliates or to a successor to or purchaser of all or substantially all of its business, provided that such assignee executes an agreement with the non-assigning party hereto whereby it agrees to be bound hereunder.

11.6	Force Majeure

Neither party shall be liable for the failure to perform its obligations under this Agreement if such failure is occasioned by a cause or contingency beyond such party’s reasonable control, including, but not limited to, riots, wars, acts of terrorism, fires, floods, storms, strikes, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components or compliance with any order or regulation of any government entity acting within colour of right (a “Force Majeure Event”). A party claiming a right to excused performance under this Section 11.6 shall immediately notify the other party in writing of the extent of its inability to perform, which notice shall specify the occurrence beyond its reasonable control that prevents such performance. Neither party shall be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) that would otherwise be due and payable under this Agreement.

11.7	Additional API

Additional APIs may be added to this Agreement and such additional APIs shall be governed by the general conditions hereof with any special terms (including, without limitation, price) governed by a written addendum hereto.

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11.8	Notices

All communications and other notices under this Agreement shall be in writing and shall be considered as duly given and received upon the date of delivery, if delivered personally or sent by courier or registered letter with return receipt or transmitted by fax, with confirmation of transmittal receipt, to the parties at the following addresses or fax numbers (or at any other address or fax number which the parties shall have indicated by giving notice thereof in the ways set forth above):

(a)	as to AXCAN, to:

AXCAN PHARMA INC.
597 boulevard, Laurier
Mont-Saint-Hilaire, Quebec J3H 6C4
Canada
Attention: Executive Director, Global Supply Chain
Tel. No:	(450) 467-5138
Fax No:	(450) 464-9979

With a copy to: General Counsel (same address and fax number)

(b)	as to INFAR, to:

INFAR
Ctra. N-II, Km. 680.6
08389 Palafolls
Barcelona, Spain
Attention: Marta Ferrer
Tel. No:	00-34-0937650738
Fax No.:	00-34-0937650435

11.9	Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

11.10	Entire Agreement.

This Agreement, together with the Quality Agreement constitutes the full, complete, final and integrated agreement between the parties hereto relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions or understandings with respect to the subject matter hereof. Any modification, amendment or supplement to this Agreement must be in writing and signed by authorized representatives of both parties.

11.11	No Third Party Benefit or Right.

For greater certainty, nothing in this Agreement shall confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement.

11.12	Public Announcements.

Subject to Article 9 and except as required by applicable law, the parties shall not issue any press release, publicity or other similar form of public announcement related to this Agreement, or disclose the terms hereof, without the prior written consent of the other party, such consent to be provided in such party’s reasonable discretion.

[*]	Confidential treatment requested.

EXECUTION COPY

11.13	Execution in Counterparts.

This Agreement may be executed in two counterparts, by original or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.14	Governing Law.

This Agreement shall be governed, construed and enforced in accordance with the laws in force in Spain.

[*]	Confidential treatment requested.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date first written above.

INFAR		AXCAN PHARMA INC.

/s/ Francisco Ferrer Escolar		/s/ Frank AGM Verwiel
Name:	Francisco Ferrer Escolar	Name:	Frank A.G.M. Verwiel
Title:		Title:	President and CEO
Duly authorized		Duly authorized

/s/ Steve Gannon
		Name:	Steve Gannon
		Title:	Senior Vice President and CFO
Duly authorized

[*]	Confidential treatment requested.

SCHEDULE A

API AND PRICING

Item no.	Item Description	Approximate Batch Size	Yearly API Volume (Kg)	Pricing (€ per Kg)
	Mesalamine	[*]	[*]	[*]
			[*]	[*]
			[*]	[*]
			[*]	[*]
			[*]	[*]

EXECUTION COPY

SCHEDULE B

QUALITY AGREEMENT

Quality Agreement to be negotiated and signed in 2008.

[*]	Confidential treatment requested.